Exhibit 10.22

Cash Compensation for Non-Employee Directors

Power Integrations non-employee board members shall receive the following cash compensation for the services performed, which cash compensation is cumulative:

Retainers:

Service as a non-employee director:	$5,000 per quarter
Service as chairman of the audit committee:	$5,000 per quarter
Service as chairman of the compensation committee:	$1,875 per quarter
Service as chairman of the nominating committee:	$1,250 per quarter

Meeting attendance fees:

Board meeting in person:	$1,500
Board meeting telephonically:	$750
Audit, Compensation, or Nominating Committee meeting in person:	$1,000
Audit, Compensation, or Nominating Committee meeting telephonically:	$500
One-time Special Committee fees (Messrs. Iyer and Fiebiger):	$25,000

In addition, non-employee directors shall be reimbursed for all reasonable travel and related expenses incurred in connection with attending board and committee meetings.